Exhibit 10.2

RAVEN INDUSTRIES, INC.

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (“Agreement”), effective as of June 20, 2021 (the “Effective Date”), is made by and between Raven Industries, Inc., a South Dakota corporation (the “Company”) and DANIEL A. RYKHUS (“Executive”).

Recitals

A.       Executive and the Company are parties to that certain Amended and Restated Employment Agreement effective March 29, 2017, which currently remains in effect (the “Prior Employment Agreement”), pursuant to which the Company provides certain benefits to Executive.

B.       Executive and the Company desire to alter, amend and restate the Prior Employment Agreement into this Agreement, and to separately enter into a Change in Control Agreement entered into as of the Effective Date (as executed by Executive and the Company, and as may be amended or superseded, the “Change in Control Agreement”), and in doing so Executive and the Company desire this Agreement and the Change in Control Agreement to replace and supersede in its entirety the Prior Employment Agreement.

D.       The severance compensation provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations issued under Code Section 409A (the “409A Regulations”), and other guidance issued under Code Section 409A, to prevent premature income taxes and a 20% penalty from applying to any severance compensation benefits earned by Executive under this Agreement.

E.       The Company has entrusted and will continue to entrust Executive with certain “Confidential Information” (defined below) that is necessary for Executive to perform Executive’s work for the Company, and the Company has entrusted and will continue to entrust Executive with the goodwill of and relationships with certain “Company Customers” (defined below). Executive agrees that, during employment and for a reasonable period of time after a “Termination of Employment” (defined below), the Company has the right through the restrictions in this Agreement on Executive’s competitive activities, all of which Executive agrees are reasonable, lawful, and enforceable restrictions, to protect its Confidential Information, “Inventions” (defined below), goodwill of and relationships with Company Customers, and investment in its workforce.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, Executive and the Company hereby agree as follows:

1.       Definitions.

1.1       “Accountants” means an accounting firm selected by the Company, which is reasonably acceptable to Executive and whose consent shall not be unreasonably withheld.

1.2       “Board” means the Board of Directors of the Company.

1.3       “Cause” shall mean the occurrence of any of the following circumstances:

(a)       Executive has committed willful misconduct that materially injures or causes a material loss to the Company and a material benefit to Executive or third parties, as for example, by embezzlement, appropriation of corporate opportunity, conversion of tangible or intangible corporate property or the making of agreements with third parties in which Executive or anyone related to or associated with Executive has a direct or indirect interest; or

(b)       Executive has materially violated any or all of Section 9 (Confidential Information), Section 11 (Conflicting Employment), Section 13 (Solicitation of Employees), Section 14 (Solicitation of Company Customers) or Section 15 (Covenant Not to Compete), which violation, if it is capable of cure by Executive, has continued for at least 10 days after the Company gives Executive a written notice describing such violation; provided, however,

(c)       For the avoidance of ambiguity, the term “Cause” does not include a termination occasioned by Executive’s ill-advised good faith judgment or negligence in connection with the Company’s business.

1.4       “Change in Control” shall have the meaning ascribed to such term in the Change in Control Agreement.

1.5        “Conflicting Organization” means any person or entity (regardless of its legal form), including Executive, that engages in, is actively planning to become engaged in, or desires to become engaged in (a) “Competitive Research” (defined below), and/or (b) researching, inventing, designing, manufacturing, developing, producing, marketing, promoting, selling, soliciting the sales of, supporting, providing, or servicing of a product or service that competes with or would compete with a “Company Product” (defined below).

1.6       “Company Customers” mean, during the 24-month period prior to the termination of Executive’s employment, any and all persons or entities (a) to whom or which the Company sold, solicited sales, supported, marketed, serviced, provided, or promoted Company Products, or (b) about whom or which Executive acquired Confidential Information or Trade Secrets.

1.7       “Company Product” means, during the 24-month period prior to the termination of Executive’s employment, any product or service that the Company researched, invented, designed, manufactured, developed, produced, marketed, promoted, sold, solicited sales of, supported, provided, or serviced in the course of its business. A Company Product also means any product or service with respect to which Executive received, used, or learned Confidential Information or Trade Secrets.

1.8       “Competitive Research” means any research or development of any kind or nature conducted by anyone other than the Company, including without limitation theoretical and applied research, which is intended for, or may be useful in, any aspect of researching, inventing, designing, manufacturing, developing, producing, marketing, promoting, selling, soliciting sales of, supporting, providing, or servicing of products or services that compete or would compete with any Company Product.

1.9       “Confidential Information” means any and all proprietary information relating to the Company’s business (and that of its affiliated entities) that derives and provides the Company with independent economic value from not being generally known or available to a Conflicting Organization or others that would obtain economic value from its disclosure or use. Here are the categories of materials that consist of or could consist of Confidential Information: Lists, names, and other information pertaining to Company Customers (including information developed, stored, and maintained in the Company’s customer relationship management system); sales and marketing plans, methods, and strategies for growing the Company’s business; methods and plans for how the Company engages in its business including the design of its deliverables, processes and process development activities for Company Customers; prospect lists and information; price lists and information; development projects; graphic designs; product research and development; financial statements, information and projections; management systems and procedures; supplier lists; sales techniques; computer programs, software, and software specifications and information; results of any research and development, whether complete or in process; any other information that the Company identifies as Confidential Information; a Company Customer’s confidential information and trade secrets that it entrusts to the Company; and any and all originals and copies, pictures, facsimiles or other reproductions or recordings or any abstracts or summaries of the foregoing. Failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information.

1.10       “Constructive Termination” shall mean Executive’s voluntary Termination of Employment by reason of:

(a)       an adverse change of Executive’s responsibilities, authority, status, position, offices, titles or duties; provided, that a change in Executive's employment from a Subsidiary to the Company or another Subsidiary shall in either event not, in and of itself, be considered a material change to the Executive's responsibilities, authority, status, position, offices, titles or duties;

(b)       (i) an adverse change in Executive’s annual cash compensation or (ii) a material adverse change in Executive’s long-term incentive compensation opportunity;

(c)       a requirement to relocate in excess of fifty (50) miles from Executive’s then current place of employment without Executive’s consent; or

(d)       the material breach by the Company of any provision of this Agreement or failure to fulfill any other material contractual duties owed to Executive.

For the purposes of this definition, Executive’s responsibilities, authority, status, position, offices, titles and duties are to be determined as of the Effective Date.

Notwithstanding the provisions of Sections 1.10(a), (b), (c) or (d) above, no voluntary Termination of Employment by Executive will constitute a Constructive Termination unless Executive shall have provided written notice to the Company within 90 days after an occurrence described in paragraphs Sections 1.10(a), (b), (c) or (d) above. The notice will (A) describe Executive’s intention to voluntarily terminate Executive’s employment; (B) state a Date of Termination that is least 30 days after Executive’s delivery of the notice and (C) set forth in reasonable detail the conduct that Executive believes to be the basis for the Constructive Termination; and such Constructive Termination will take effect if the Company thereafter fails to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within 30 days following the Company’s receipt of such notice.

1.11       “Covered Group” means Executive, his spouse and eligible dependents.

1.12       “Covered Payments” means the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise.

1.13       “Date of Termination” shall mean:

(a)       if Executive voluntarily terminates employment with the Company, the later of (i) a Date of Termination (if any) stated in Executive’s Notice of Termination, or (ii) the date on which Executive delivers the Notice of Termination to the Company; or

(b)       if Executive’s employment is terminated by the Company, the date on which the Company delivers a Notice of Termination to Executive.

1.14       “Excise Tax” means the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes.

1.15       “Inventions” means inventions, original works of authorship, developments, concepts, improvements or Trade Secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company.

1.16       “Medical Plan” means any group hospital, medical or dental plan of the Company.

1.17       “Notice of Termination” means a written notice which shall indicate those specific Termination of Employment provisions in this Agreement that are being relied upon. Any Termination of Employment by the Company or Executive shall be communicated by a Notice of Termination.

1.18       “Parachute Payments” means parachute payments within the meaning of Section 280G of the Code.

1.19       “Prior Inventions” means inventions, original works of authorship, developments, improvements, and Trade Secrets which were made by Executive prior to Executive’s employment with the Company.

1.20       “Termination of Employment” means, solely for purposes of this Agreement, Executive’s “separation from service” from the Company, for any reason, voluntary or involuntary, other than Executive’s death; provided, that this definition shall be interpreted to comply with the 409A Regulations, including without limitation the provisions that define an employer by reference to certain affiliated employers.

1.21       “Senior Executive Officer Policy” means the Company’s Senior Executive Officer Policy attached here to as Schedule A and incorporated herein by reference.

1.22       “Short Term Incentive Plan” means the Company’s Short Term Incentive Plan in effect as of the Effective Date and all amendments, modifications, and successors thereto.

1.23       “Subsidiary” means any corporation as to which the Company owns a majority of the voting securities.

1.24       “Third Party Confidential Information” means the confidentiality of information disclosed by third parties to the Company or Executive.

1.25       “Trade Secrets” means trade secrets as defined by the South Dakota Uniform Trade Secrets Act.

1.26       “‘34 Act” means the Securities Exchange Act of 1934, as amended.

2.       Employment. Subject to the terms and provisions set forth in this Agreement, Executive shall continue in the employ of the Company in a senior executive capacity, with such duties, powers and authority as are assigned to Executive from time to time by the Board, and with access to the Company’s Confidential Information.

3.       Agreement Term. This Agreement shall commence on the Effective Date and shall continue in effect until terminated in accordance with Section 6; provided, however, that each party shall remain bound by the terms and provisions of this Agreement that survive the termination in accordance with Section 20.10.

4.       Compensation. As full compensation for Executive’s services under this Agreement, Executive shall receive compensation as determined by the Board, and Executive shall be eligible to receive the fringe benefits, as are provided generally to all senior executive officers of the Company, that are listed on the Senior Executive Officer Policy. Subject to Section 20.1, the Company may change or terminate any fringe benefit provided by the Senior Executive Officer Policy from time to time while Executive is employed, so long as the change affects all senior executive officers.

5.       Compensation and Fringe Benefits. Without limiting the provisions of Section 6.2 of this Agreement and subject to Section 5.1(d), Executive shall be entitled to receive the benefits under this Section 5 if, upon the Termination of Employment or death of Executive, Executive has either (a) attained age 65 or (b) the sum of Executive’s age (as of his nearest birthday) and years of service with the Company (to the nearest whole year) equals 80 or more.

5.1       Medical Benefits. Executive shall be entitled, at the Company’s expense, to the following benefits in addition to any retirement benefits to which Executive may be entitled under any qualified or non-qualified retirement plan maintained by the Company:

(a)       Until the later to die of Executive or his spouse, continuation of coverage under the Medical Plan for the Covered Group; provided, that if Executive and his spouse are divorced, the benefits for such spouse shall be discontinued; and further provided that if such spouse remarries after the death of Executive, such coverage shall continue for such spouse after the date of remarriage only if the spouse pays to the Company the group premium for such coverage. Prior to a member of the Covered Group becoming eligible for Medicare, the benefits to which that member of the Covered Group is entitled shall be at least equal to the benefits to which that member of the Covered Group would have been entitled under the Medical Plan as if Executive had not separated from service. Upon eligibility of a member of the Covered Group for Medicare, coverage provided by Medicare shall be primary and the Medical Plan shall provide additional benefits such that the total benefits (i.e., Medicare and the Medical Plan) are at least equal to the benefits that members of the Covered Group would have been entitled under the Medical Plan on the Termination of Employment or at the death of Executive.

(b)       Until the death of the last to die of Executive or his spouse, payment of uninsured medical expenses (including, but not limited to any deductibles and coinsurance) for Executive, his spouse and his eligible dependents up to an annual limit of 10% of Executive’s highest annual compensation (salary and bonus) during any one of his last five calendar years of employment; provided, that if Executive and his spouse are divorced, or if such spouse remarries after the death of Executive, such coverage shall be discontinued for such spouse. The medical expenses to be covered and the timing of payment of such medical expenses shall be based on the terms of the Raven Industries, Inc. Executive Supplemental Medical Plan as in effect on the Termination of Employment or at the death of Executive. If such plan is not in effect on the Termination of Employment or at the death of Executive and has not been replaced by a similar plan, medical expenses reimbursed shall be those expenses that would be deductible under Section 213 of the Internal Revenue Code of 1986 as in effect at the date of this Agreement (without regard to any provisions making such expenses deductible only to the extent they exceed a percentage of adjusted gross income), and all such expenses shall be paid or reimbursed within 15 days after presentation of invoices.

(c)       If for any reason after the date of Executive’s retirement, Executive is not permitted to participate in any of the plans or programs referred to in Section 5.1(a) or (b), or if any such plans or programs are amended to provide lesser benefits or are terminated, the Company, at its sole expense, shall arrange to provide Executive with benefits substantially similar to those to which Executive would otherwise have been entitled but for such amendment or termination.

(d)       If the Company, in good faith, determines that (i) Executive has violated any or all of Section 9 (Confidential Information), Section 11 (Conflicting Employment), Section 13 (Solicitation of Employees), Section 14 (Solicitation of Company Customers) or Section 15 (Covenant Not to Compete) of this Agreement, which violation, if it is capable of cure by Executive, has continued for at least 10 days after the Company gives Executive a written notice describing such violation or (ii) Executive, at any time while receiving the payments under this Section 5.1, is employed by or otherwise performs services in any other capacity for a Conflicting Organization in connection with or relating to Competitive Research or a product or service that competes with a Company Product, then in addition to any remedy the Company may be entitled at law or in equity, the Company may discontinue payments under this Section 5.1 upon written notice to Executive.

5.2       Tax Gross-Up. To the extent that all or any of the payments under Section 5.1 made in a calendar year are subject to federal, state, or local income tax, the Company shall pay to Executive (or his spouse if Executive is deceased or his estate if he is not survived by a spouse) a Gross-Up Amount before April 15 of the following year. The term “Gross-Up Amount” means an amount, after the payment of federal, state and local income tax on such amount, that is necessary to pay the federal, state and local income tax on the taxable payments for such calendar year. For purposes of determining the Gross-Up Amount, Executive shall be considered to pay federal, state and local income taxes at the highest marginal rate, net of the maximum reduction in federal income taxes that could be obtained from the deduction of state and local taxes.

6.       Termination; Severance Payments.

6.1       At-Will Employment. Executive and the Company agree that Executive’s employment is at-will and either Executive or the Company may terminate Executive’s employment at any time, for any reason or no reason, and no provision contained herein shall affect the Company’s ability to terminate Executive’s employment at any time, with or without “Cause” (defined above). Nothing in this Agreement, any applicable equity compensation plan of the Company, or any other plan or program of compensation or benefits in which Executive participates at the Company guarantees continued employment or creates an expectation of continued employment; provided however, that each party shall remain bound by the terms and provisions of this Agreement that survive the termination in accordance with Section 20.10.

6.2       Severance Compensation upon Termination of Employment by Company without Cause or by Executive’s Constructive Termination Not Covered by the Change in Control Agreement. If, at any time there occurs: (a) except in the case of Executive’s death, Executive’s Termination of Employment by the Company without Cause or (b) Executive’s Constructive Termination, and Executive is not eligible for any severance compensation under the Change in Control Agreement in connection with such Termination of Employment or Constructive Termination, then, subject to Executive continuing to fulfill Executive’s obligations under Sections 6.2(b), 6.5 and 12 hereof:

(a)       The Company shall pay Executive any earned and accrued but unpaid installment of base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts to which Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including, without limitation, all accrued vacation time; such payments to be made in a lump sum on or before the fifth day following the Date of Termination;

(b)       In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive an amount equal to the sum of (A) the product of (i) Executive’s annual base salary in effect as of the Date of Termination and the target payment for that full year under the Short Term Incentive Plan (ii) and the number 2; plus (B) the target amount under the Short Term Incentive Plan on a prorated basis for the period of the Company’s then current fiscal year which Executive is employed by the Company prior to the Date of Termination; such payment to be made in a lump sum on or before the 60th calendar day following the Date of Termination; provided, that no such payment will be made unless Executive has entered into and delivered to the Company the separation agreement and general release described in Section 6.5 below, and any period during which Executive may revoke or rescind such release and covenant has expired before that 60th day; and provided further, that if, as of the Date of Termination: (x) any payment due under this Section 6.2 is reasonably deemed by the Company to be “deferred compensation” (as defined in the 409A Regulations), (y) any portion of the payment due under this Section 6.2 would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to the 409A Regulations and (z) Executive is treated as a specified employee (as defined in the 409A Regulations), then payment of such excess amount shall be delayed until the six-month anniversary of the Date of Termination. If Executive continues to perform any services (as an employee or otherwise) for the Company or a Subsidiary of the Company after the Date of Termination, such six-month period shall be measured from the date of Executive's “separation from service” as defined pursuant to the 409A Regulations; and

(c)       In addition to the benefits provided for in Section 5 (and regardless if Executive is eligible to receive such benefits pursuant to terms and conditions of Section 5), Executive shall, effective on the Date of Termination, be deemed to be qualified and vested in all respects for the post-retirement benefits of the Senior Executive Officer Policy, regardless of whether Executive otherwise then satisfies the requirements for early retirement under the Senior Executive Officer Policy; provided, that the post-retirement benefits specified under this Section 6.3(d) shall (i) not become payable until Executive reaches age 65, unless such benefits are otherwise payable due to Executive’s eligibility for early retirement benefits under the terms of the Senior Executive Officer Policy as of the Date of Termination; and (ii) not be provided to the extent such benefits are provided to Executive by another employer at no cost to Executive; and

(d)       Notwithstanding anything stated in any other agreement between the Company and Executive that may be construed to the contrary, the Company shall cause any unvested portion of Executive’s restricted stock units, performance awards and any other equity awards granted to Executive under any applicable equity compensation plan of the Company to immediately vest in full to the extent not already vested. Any performance awards will vest at the target level.

6.3       Severance Compensation Upon or Following a Change in Control and Employment Separation Covered by the Change in Control Agreement. If (a) a Change in Control of the Company shall have occurred while Executive is an employee of the Company and (b) upon or following such Change in Control Executive is eligible to receive any severance compensation under the Change in Control Agreement in connection with Executive’s separation from employment, then Executive shall be eligible to receive severance compensation pursuant to the terms and conditions of the Change in Control Agreement and will not be eligible to receive any severance compensation pursuant to this Agreement.

6.4       Termination of Employment by the Company for Cause or by Executive’s Voluntary Termination or Death. Upon Executive’s Termination of Employment by the Company for Cause or Executive’s voluntary Termination of Employment which does not constitute Constructive Termination, or if Executive dies while still an employee of the Company, then the Company shall pay to Executive or Executive’s estate, in the case of Executive’s death, any earned and accrued but unpaid installment of base salary through the Date of Termination or Executive’s death at the rate in effect at the time Notice of Termination is given or at Executive’s death and all other unpaid amounts to which Executive is entitled as of the Date of Termination or Executive’s death under any compensation plan or program of the Company, including, without limitation, all accrued vacation time; such payments to be made in a lump sum on or before the fifth day following the date of the Date of Termination or Executive’s death. Other than the compensation payments and/or benefits provided for in Section 5 or this Section 6.4, neither Executive nor Executive’s estate is entitled to any other compensation payments or benefits upon the Termination of Employment for the events described in this Section 6.4.

6.5       Release Agreement. The Company’s obligations to provide the payments and benefits in Section 6.2 are conditioned on Executive entering into a separation agreement and general release in the form attached as Exhibit A to this Agreement, with such changes as may be reasonably required to reflect changes in applicable law or circumstances subsequent to the date first above written; and the Company shall deliver such separation agreement and general release to Executive within 10 calendar days after the earlier of (i) the Date of Termination or (ii) the Company’s receipt of a Notice of Termination asserting a Constructive Termination.

7.       Limitation on Parachute Payments.

7.1       Limitation. Notwithstanding anything stated in this Agreement, or any other plan, arrangement or agreement to the contrary (including without limitation any applicable equity compensation plan of the Company), if any of the Covered Payments constitute Parachute Payments and would, but for this Section 7 be subject to the Excise Tax, then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

7.2       Reduction. The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction by payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

7.3       Accountants. Any determination required under this Section 7 shall be made in writing in good faith by the Accountants, which shall provide detailed supporting calculations to the Company and Executive as required by the Company or Executive. The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall be responsible for all fees and expenses of the Accountants.

7.4       Overpayment or Underpayment. It is possible that after the determinations and selections made pursuant to this Section 7 Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 7 (“Overpayment”) or less than the amount provided under this Section 7 (“Underpayment”).

7.4.1       In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company.

7.4.2       In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive.

8.       Policies and Procedures. Executive agrees to comply with all policies and procedures of the Company for its employees.

9.       Confidential Information.

9.1       Confidential Information. Executive acknowledges that in the course of employment, Executive will learn of, have access to, and use the Company’s Confidential Information. Executive recognizes that the Company’s business depends to a considerable extent on other information pertaining to new business opportunities, patent protection, Inventions, trademarks, copyrighted material, and Trade Secrets respecting formulas, processes, methods, plans, apparatus, products, improvements, and applications. Executive also recognizes that the Company’s business depends to a considerable extent on information pertaining to Company Customers and prospective Company Customers, and the Company’s systems, policies, methods of operation, procedures, manuals; and pricing and other non-public information. The Company shall retain ownership of all rights to all of its Confidential Information and other business information described herein. Confidential Information shall not include any information that (i) is or becomes available to the public without a breach of this Agreement or right of the Company, or (ii) is lawfully obtained from a third party without breach of this Agreement or any other agreement, or (iii) if Executive is required by law to disclose Confidential Information in response to a valid order of a court or a government agency, Executive will promptly notify the Company and Executive will reasonably cooperate with the Company’s attempts to obtain a protective order.

The Company may have an obligation to third parties to maintain Third Party Confidential Information. Executive agrees that all Third Party Confidential Information obtained by Executive during the course of employment, whether such information is communicated in written or verbal form, and whether such information is in recorded or unrecorded form and whether it is maintained solely at the Company’s offices or elsewhere or maintained by Executive solely or in combination with other information will be held in strict confidentiality.

Executive shall not at any time or in any manner, either directly or indirectly, divulge or disclose the Company’s Confidential Information or Third Party Confidential Information to any other person or entity except as required by Executive’s duties to the Company, and Executive shall not use such Confidential Information or Third Party Confidential Information in competition with the Company or for the gain or benefit of Executive or any other person or company. Executive shall not utilize or divulge any Confidential Information or Third Party Confidential

Information to any other person or company, regardless of whether such knowledge or information is in recorded form or otherwise, absent the express written consent of an authorized representative of the Company.

Following a Termination of Employment, Executive shall not remove or retain any document, copy of document, client or prospect files, or any other recording, in any type or form relating to any Confidential Information, other business information of the Company, or Third Party Confidential Information. Upon a Termination of Employment, or sooner at the request of the Board, Executive shall turn over to the Company all notes, memoranda, drawings, documents, apparatus, product and material related to the employment, it being agreed that such items are the property of the Company. The obligations of Executive under this entire section shall survive the termination of this Agreement and Executive’s employment.

9.2       Former Employer Information. Executive agrees that Executive will not, during Executive’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom Executive has an agreement or duty to keep such information or Secrets confidential, if any, and that Executive will not bring onto the premises of the Company any proprietary information belonging to any such employer, person or entity unless consented to by such employer, person or entity.

10.       Inventions.

10.1       Inventions Retained and Licensed. Executive has attached hereto, as Schedule B to this Agreement, a list describing the Prior Inventions, which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

10.2       Assignment of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all Executive’s right, title, and interest in and to any and all Inventions, including the copyright thereon. Executive further acknowledge that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

10.3       Maintenance of Records. Executive agrees to keep and maintain adequate and current records of all Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

10.4       Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, trademarks or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright, trademark or other registrations covering Inventions assigned to the Company as above, then Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by Executive.

10.5       Intellectual Property Litigation or Prosecution. Executive further agrees that Executive will appear and give evidence in any suits, arbitrators, interferences or other legal proceedings which arise in connection with matters covered or intended to be covered in this Section 10. All expenses (including reimbursement for any loss of salary or wages from another employer if Executive is no longer employed by the Company) in connection with the matters covered or intended to be covered in this Section 10 shall be borne by the Company and any legal proceedings in connection with such matters shall be conducted by attorneys chosen by the Company.

11.       Conflicting Employment. Executive agrees that, during the term of Executive’s employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of Executive’s employment, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company. If there is any possibility of a conflict or perceived conflict, Executive understands that it is Executive’s obligation and duty to present the potential conflict to the Company and the Company can decide, in its discretion, whether a conflict exists.

12.       Returning Company Documents. Executive agrees that, upon a Termination of Employment, or sooner at the request of the Board, Executive will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company or that constitutes Confidential Information or Third Party Confidential Information. Upon the termination of Executive’s employment, Executive agrees to sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B to this Agreement. The

Company’s obligations to provide the payments and benefits in Section 6.2 are conditioned on Executive, among other requirements, signing the Termination Certification.

13.       Solicitation of Employees. Executive agrees that Executive shall not, for a period of two (2) years immediately following the Termination of Employment, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, recruit or attempt to persuade any person to terminate such person’s employment with the Company, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.

14.       Solicitation of Company Customers. Executive agrees that Executive shall not, for a period of two (2) years immediately following the Termination of Employment, directly or indirectly market, sell, or provide, or attempt to market, sell, or provide to any Company Customer any product or service of a Conflicting Organization that competes with any Company Product.

15.       Covenant Not to Compete. Executive agrees that Executive shall not, for a period of two (2) years immediately following the Termination of Employment, be employed by or otherwise perform services in any other capacity for a Conflicting Organization in connection with or relating to Competitive Research or a product or service that competes with a Company Product.

16.       Enforcement.

16.1       Jurisdiction. Executive agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement or any other dispute between the parties shall be brought in the Circuit Court, Second Judicial Circuit, Minnehaha County, South Dakota. Executive consents to the personal jurisdiction of such circuit court.

16.2       Remedies. The restrictions in this Agreement are not greater than reasonably necessary to protect the Company’s legitimate interests; are reasonable in the sense that they are not injurious, harmful, or prejudicial to the public or public interest; and are not unduly harsh, burdensome, or oppressive on Executive because they are reasonable in time and area and do not restrict Executive’s right to pursue Executive’s livelihood. Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement, and that a breach of such covenants could cause irreparable injury to the Company. Accordingly, Executive agrees that if Executive breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

17.       Usage of Name. Executive agree that Executive will provide, and that the Company may similarly provide, a copy of this Agreement to any business or enterprise (i) which Executive may directly or indirectly be employed by or own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which Executive may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit Executive’s name to be used.

18.       Tolling Provision. The parties agree that the duration of the restrictions in Sections 13, 14 and 15 shall be extended for a period equal to the duration of any breach of such covenants by Executive to the maximum extent permitted by applicable law.

19.       Successors.

19.1       Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

19.2       The Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 19.2 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by a Subsidiary, (1) “Company” as used in this Agreement shall in addition include such Subsidiary, (2) the Company agrees that it shall pay or shall cause such Subsidiary to pay any amounts owed to Executive pursuant to Sections 4, 5 and 6 hereof and (3) any transfer of Executive’s employment between the Subsidiary and the Company or another Subsidiary shall not, in and of itself, be deemed a Termination of Employment.

20.       Miscellaneous.

20.1 Modification to the Senior Executive Officer Policy. After the Termination of Employment or death of Executive, so long as a member of the Covered Group (as defined herein) is receiving any fringe benefit on the Senior Executive Officer Policy hereunder, the Company may not change or terminate any fringe benefit on the Senior Executive Officer Policy in a manner that would reasonably be expected to adversely affect any member of the Covered Group’s interests without the prior written consent of Executive (or all members of the Covered Group, in the case of Executive’s death).

20.2       No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination.

20.3       No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, including post-retirement benefits or any other rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, Company policy, plan or arrangement (except for the Prior Employment Agreement, which is terminated and superseded pursuant to Section 20.9).

20.4       Withholding. The Company shall deduct, from any payment made under this Agreement, any Federal or state taxes required by law to be withheld from such payment.

20.5       Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Board. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. The Company’s delay, waiver, or failure to enforce any of the terms of this Agreement or any similar agreement with any other of its employees shall not constitute a waiver of its rights hereunder with respect to other violations of this Agreement or any other agreement.

20.6       Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three days after mailing by United States registered mail, return receipt requested, postage prepaid, as follows:

To the Company:

Raven Industries, Inc.
205 East 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117
Attention: President

If to Executive:

(Address currently on file with the Company)

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

20.7       Severability. Executive acknowledges that the provisions, restrictions and time limitations contained in Sections 9, 13, 14, 15 and 16 are reasonable and properly required for the adequate protection of the business of the Company. If any provision of this Agreement is unreasonable or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable or unreasonable in any respect, a court of competent jurisdiction may reform any such provision to make it reasonable and enforceable to the extent permitted by applicable law. It is the desire of Executive and the Company that the provisions of this Agreement shall be interpreted, where possible, to sustain their legality and enforceability and protect the Company’s legally protectable business interests.

20.8       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.9       Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes the Prior Employment Agreement and all other prior agreements and understandings between the parties with respect to the subject matter hereof; provided, that this Agreement shall not affect or reduce any benefit to which Executive shall be otherwise entitled under any applicable equity compensation plan of the Company, or any other plan, agreement or policy of or with the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will to affect the validity or scope of this Agreement.

20.10       Survival. Any Termination of Employment shall not affect the continuing operation and effect of Sections 5 through 20 hereof, which shall survive the Termination of Employment and continue in full force and effect with respect to the Company and Executive. Sections 5 through 20 hereof shall also continue in force and effect if Executive’s duties, compensation, title, or location of work for the Company change after this Agreement becomes effective, and any such change will not terminate or invalidate this Agreement or affect or impair its validity and enforceability.

20.11       Fees and Expenses. The Company shall pay all fees and expenses (including attorney’s fees) which Executive may incur as a result of the Company’s contesting the validity, enforceability or Executive’s interpretation of, or determinations under, this Agreement, regardless of whether the Company or Executive is successful in such contest.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Employment Agreement as of the date and year first above written.

RAVEN INDUSTRIES, INC.
By: /s/ Lee Magnuson
Lee Magnuson Vice President & General Counsel
EXECUTIVE:
By: _/s/ Daniel A. Rykhus____
Daniel A. Rykhus

Schedule A

POLICIES AND PROCEDURES

DATE: 1 DECEMBER 2010 (revised 1 January 2016)

SUBJECT: SENIOR EXECUTIVE OFFICER BENEFITS NO. RS-01A

In addition to all of the fringe benefits provided to salaried employees, Senior Executive Officers, Chief Executive Officer and (Chief Financial Officer, hired before 12/1/14) will have the following additional benefits:

1.        Supplemental health insurance benefits for the officer and his dependents up to 6.5% of the total current base salary.

2.       The Chief Executive Officer will receive a social membership to the Minnehaha Country Club.

3.       Health club membership or equivalent in home exercise equipment.

4.       Inclusion in the Group Life Insurance and A.D. & D. policy at 2.0 times annualized base salary on February 1st each year. The group life insurance policy is updated annually on March 1st of each year, and the benefit will be limited to the maximum benefit offered by the current life insurance carrier.

5.       Individual term policies may be required to reach the coverage levels in Number 5 above.

Those policies are funded by the company for the period of time employed by the company. The officer will have the option to convert or continue at officer’s expense upon termination or retirement.

6.       This section applies only to Senior Executive Officers elected before February 1, 2004. A second-to-die life policy will be provided to the Chief Financial Officer in the amount of $300,000. Premiums on this policy will be paid by the company until the policy is fully funded (the point where dividends of the policy are sufficient to pay the entire premium) provided that the officer is employed until “normal retirement” age or qualifies for “early retirement” in accordance with Raven policies and procedures.

Upon the officer’s retirement at the normal retirement age or if qualifying for early retirement in accordance with Raven Policies and Procedures the second-to-die life policy will be paid up by Raven at the time of the officer’s retirement. The premium benefit for the paid up policy will be grossed up at the end of the calendar year.

If the officer terminates employment before qualifying for either normal or early retirement the officer will have the option to continue the policy by paying the premiums or may exercise one of the conversion features available in the policy.

7.       For Senior Executive Officers elected before February 1, 2004, long-term care insurance will be provided to the officer and officer’s spouse.

8.       Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

9.       Two additional weeks of paid vacation in addition to the regular established vacation policy.

10.       Physical examinations provided by the company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.

11.       Officer’s annual base salary will be grossed up at the end of the calendar year to compensate for any additional payroll and income tax burden created by the treatment of the officer’s benefits under numbers 1, 4, 5, 6, 7, and 10, above, as additional income.

12.       Senior Executive Officer Retirement & Benefits

This section applies only to Senior Executive Officers retiring after February 1, 2010. Benefits to officers retiring before that date will be governed by the policy in effect at retirement.

Full retirement benefits will be available to any senior executive officer who retires between the ages of 65 and 70, or who chooses early retirement. Early retirement is defined as the first day of any month after the officer’s years of service, plus attained age equals or exceeds the sum of 80, or any date between then and age 65.

Those benefits are:

(A)       Continued retiree group hospital, medical and dental coverage for the officer, spouse and eligible dependent child(ren), as defined by the insurance carrier’s policy, until the officer attains the eligibility age for Medicare (presently age 65) or is eligible for Medicare due to disability. Premiums will be at the same rate available to active Senior Executive Officers.

If said officer dies prior to Medicare eligibility, coverage will continue on the same basis for spouse and/or eligible dependent child(ren) as long as spouse does not remarry and dependent child(ren) meets insurance carrier’s eligibility requirements.

When the officer becomes eligible for Medicare, the spouse is eligible for continued retiree group hospital, medical or dental coverage until the spouse becomes eligible for Medicare. Coverage for the spouse will terminate in the event the officer and spouse divorce or the spouse remarries after the death of the officer. Upon divorce or remarriage of spouse, the spouse would then be offered COBRA in compliance with Federal COBRA guidelines administered on a consecutive basis.

When the officer becomes eligible for Medicare, eligible dependent child(ren) are eligible for continued retiree group hospital, medical and dental coverage until the dependent no longer meets the definition of an eligible dependent as defined by the insurance carrier’s policy. Upon loss of dependent eligibility, COBRA will be offered in compliance with Federal COBRA guidelines administered on a consecutive basis.

(B)       Upon eligibility for Medicare by either the officer or spouse, the officer and spouse will be provided supplemental hospital, medical, and prescription drug coverage to Medicare which would result in the same coverage that is provided to the full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the officer’s and spouse’s life or until the spouse divorces said officer or remarries after the death of the officer. In the event the spouse divorces or remarries after death of officer, supplemental coverage will cease being paid by Raven and will be the responsibility of the former spouse.

In the event that eligible dependent child(ren) are eligible for Medicare, said dependent child(ren) will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to the full-time active officers of the company. This coverage, as well as group dental coverage, will continue for the rest of the dependent’s life or as long as the dependent meets disability requirements.

(C)       In the event that a retired officer marries/remarries, retiree benefits are only offered to spouses enrolled in benefits at the time of the Officer’s retirement.

(D)       Upon retirement, supplemental health insurance benefits for the officer and his dependents will be provided annually for the rest of the officer’s and spouse’s lives at an amount of up to 10% of the officer’s highest total annual compensation (salary and bonus) during any one of the officer’s last 5 years of employment with the company.

(E)       For Senior Executive Officers elected before February 1, 2004, long-term care insurance will continue for the rest of the officer’s and spouse’s life. The spouse’s coverage will be discontinued in the event an officer’s spouse remarries after the death of an officer.

(F)       To the extent retirement benefits are included in taxable income, retired Senior Executive Officers will be grossed up at the end of the calendar year to compensate for additional income and payroll tax burden.

Schedule B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

Definitions. All the words used in this Separation Agreement and General Release (“Agreement”) have their plain meaning in ordinary English. Specific terms used in this Agreement have the following meanings:

1.       Words such as “I” and “me” include both me and anyone who has or obtains any legal rights or claims against “Raven” (defined below) and the “Company” (defined below), and each of them, through me. My name is ________ .

2.       “Raven” means Raven Industries, Inc.

3.       The “Company” means Raven, and Raven’s past and present parent, subsidiaries and affiliated entities, and all and each of the past and present Board of Directors, officials, managers, members, governors, agents, officers, directors, employees, shareholders, attorneys, committees, insurers, indemnitors, investors, successors and assigns of any and all of the foregoing entities.

Background.

1.       My employment with Raven ended on ____________ (the “Separation Date”). I agree not to sign this Agreement prior to the end of my work day on the Separation Date.

2.       I have been paid all of my accrued and unused paid time off and all other wages, salary, and monies due and owing to me through the Separation Date.

3.       The purpose of this Agreement is to fully and finally release the Company from all of “My Claims” (as defined below) through my signing of this Agreement.

4.       In exchange for “My Promises” (defined below), Raven has promised to do the following for me (all and each are “Raven’s Promises”) as long as I sign this Agreement and do not exercise my rights to revoke or rescind as set forth below.

5.       I acknowledge and agree that I received this Agreement on the Separation Date and understand that I have 21 days from the Separation Date to decide whether to sign this Agreement.

If I do not sign this Agreement within that timeframe, the offer contained within this Agreement will expire.

6.       I acknowledge and agree that I will not sign this Agreement prior to the end of work day on the Separation Date or this Agreement will be null and void.

7.       This Agreement is being entered into pursuant to that certain Second Amended and Restated Employment Agreement between Raven and me dated ____________ (the “Employment Agreement”).

Raven’s Promises.

1.       Severance Pay. Raven agrees to pay me the amounts and benefits specified in the Employment Agreement at the times specified therein, less any deductions Raven is required to make or believes in good faith it is required to make from that amount.

My Claims. The claims I am releasing below (all and each are “My Claims”) include all of my rights to any relief of any kind from the Company through the date on which I sign this Agreement, to the fullest extent permitted by law, including but not limited to:

1.       All claims I have now, whether or not I know about or suspect the claims;

2.       All claims for attorney’s fees, costs, and disbursements;

3.       All rights and claims under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), the South Dakota Human Relations Act (“SDHRA”), Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Family and Medical Leave Act (“FMLA”), and any other federal, state, local law, rule, or regulation regarding discrimination and retaliation;

4.       All claims arising out of my employment and my separation from employment with Raven including, but not limited to, breach of contract, wrongful termination, illegal termination, termination in violation of public policy, breach of an implied contract, breach of covenant of good faith and fair dealing, defamation, promissory estoppel, violation of state or federal leave laws, equal pay laws, invasion of privacy, fraud, retaliation, and intentional or negligent infliction of emotional distress;

5.       All claims for any other alleged unlawful employment practices arising out of or relating to my employment or my separation from employment; and

6.       All claims for any other form of pay, compensation or remuneration that is not provided in this Agreement.

My Promises.

1.       In exchange for Raven’s Promises (described above), I hereby fully and finally release to the maximum extent permitted by law all of “My Claims” (described above) against the Company, including for example rights and claims under the ADA, SDHRA, OWBPA, ADEA, FMLA, and Title VII. I will not bring any lawsuits against the Company except if necessary to enforce the provisions of this Agreement. The money and benefits that I will receive as set forth in this Agreement as Raven’s Promises are full and fair payment for the release of My Claims. The Company does not owe me anything in addition to what I will receive under this Agreement. The money and benefits that I am receiving under this Agreement as Raven’s Promises have a value that is greater than anything else to which I am entitled. Specifically excluded from my waiver and release of claims are claims or disputes that: (1) by law cannot be released in a private agreement (such as workers’ compensation claims); (2) arise after the effective date of this Agreement; or (3) relate to the obligations of the parties under this Agreement.

2.       In exchange for Raven’s Promises, I promise to successfully transition my work responsibilities. I will provide Raven with a list of any documents and return the work computers or other devices that require password(s) necessary to access such devices or documents. I will cooperate with Raven and use my best efforts to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition after the Separation Date. I also agree to be available to and cooperate with Raven and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during my employment, in which I was involved or of which I have knowledge. I understand and agree that such cooperation includes, but is not limited to, making myself available to Raven and/or its counsel upon reasonable notice for: interviews and factual investigations; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to Raven or its counsel pertinent information; and turning over all relevant documents which are or may come into my possession.

Additional Agreements and Understandings.

1.       Non-Admission. Except for the Company’s obligations under the Employment Agreement, the Company does not admit that it is responsible or legally obligated to me, and in fact, the Company denies that it is responsible or legally obligated to me. I acknowledge that Raven’s Promises described in this Agreement is sufficient consideration to support enforcement of this Agreement.

2.       Benefit Plans. My and Raven’s rights and obligations in any benefit plan in which I participated during my employment are governed by the applicable plan documents. Further, I am not releasing any rights I may have to be indemnified by Raven for acts or omissions as an employee, officer and/or director of Raven pursuant to any insurance policy, statute, or corporate change or bylaw provision by entering into this Agreement.

3.       Filing. This Agreement does not prohibit me from filing an administrative complaint, or an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or other federal or state regulatory or law enforcement agency (“Government Agencies”). If I filed or file such a charge or complaint, the payment and benefits described in this Agreement are in complete satisfaction of any and all claims in connection with such charge or complaint, and I am not entitled to any other monetary relief with respect to the claims released in this Agreement. Provided, I understand that this Agreement does not limit my right to receive an award for information provided to any Government Agencies.

4.       Property. I have delivered to Raven any and all of its records and property in my possession or under my control, including without limitation manuals, books, passwords, blank forms, documents, letters, memoranda, notes, notebooks, passwords, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of Raven and all copies thereof. I have returned to Raven all equipment, laptop computers, iPads, iPhones, other cellular phones, BlackBerry devices, credit cards, security cards and keys, badges, and files and any other property belonging to Raven, including all copies of same, that were in my possession or control. I no longer possess or have within my control any of the aforementioned Raven property, information or belongings. I have not downloaded, diverted, or transferred in any manner any files or other data that are the property of Raven.

5.       Non-Disparagement. I will not intentionally disparage the Company, its products, services, systems, and other matters pertaining to its business. The prohibitions of this paragraph do not apply to my legally protected communications or communications with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Government Agencies.

6.       Confidentiality. The terms and conditions of this Agreement are strictly confidential. I will not discuss or reveal the existence or the terms of this Agreement to any persons, entities, or organizations except as follows: (a) as required by law or court order; (b) by me to my immediate family; or (c) to my attorney, financial planner and accountant. I must ensure that any person or entity described in subsections (b) and (c), to whom such disclosures are made must, as a condition of such disclosure, agree to keep the terms of this Agreement strictly confidential. This confidentiality provision does not prohibit me from providing this Agreement to the Equal Employment Opportunity Commission, the National Labor Relations Board, or other Government Agencies.

7.       Remuneration. I acknowledge and agree that I am not owed any remuneration or benefits from the Company other than the consideration identified within this Agreement including but not limited to wages, commissions, benefits, bonuses, vacation pay, sick pay, paid time off, stock, or any other incentives.

8.       Tax Indemnification. I acknowledge that I have not relied on any tax advice provided by the Company and that, if necessary, I am responsible for properly reporting the payment and benefits received pursuant to this Agreement and paying any applicable taxes.

Rights to Counsel, Consider, Revoke, and Rescind.

1.       I have been advised to consult with an attorney prior to executing the Agreement. Raven recommends that I consult with an attorney prior to signing this Agreement. I can freely choose to seek legal advice before signing this Agreement.

2.       I have twenty-one (21) days to consider this Agreement, including my waiver of rights and claims of age discrimination and retaliation under the ADEA and OWBPA, beginning the date on which I received this Agreement. If I signed this Agreement, then for a period of seven (7) days following the day on which I signed it, I will be entitled to revoke this Agreement, and this Agreement will not become effective or enforceable until after the revocation period has expired. My waiver of claims in this Agreement does not include any claims that may arise after the date that I sign this Agreement.

3.       To revoke my waiver(s), I must put the revocation in writing and deliver it to Raven by hand via ________ or mail it within the 7-day period. If I deliver the revocation by mail, it must be postmarked within seven (7) calendar days after the date on which I signed this Agreement; addressed to Raven, c/o __________and sent by certified mail, return receipt requested.

If I exercise my rights to revoke my waivers as provided above, this Agreement will be null and void. My employment will still end on the Separation Date, and I will not receive Raven’s Promises in this Agreement.

Agreement Freely Entered Into.

I represent that I have voluntarily, and free from duress or undue coercion, made My Promises in this Agreement.

Severability.

If any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted to sustain their legality and enforceability.

Entire Agreement.

This Agreement, together with the Employment Agreement, are the final and complete agreements between Raven, the Company, and me with regard to the matters therein. Any modification of, or addition to, this Agreement must be in in writing and signed by the parties.

Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the successors and assigns of Raven, the Company, and me. I understand that I may not assign this Agreement.

Governing Law And Venue.

The parties agree that this Agreement shall be interpreted, construed, governed and enforced under and pursuant to the laws of the State of South Dakota. I irrevocably consent to the exclusive jurisdiction of courts in South Dakota for the purposes of any action arising out of or related to my employment, or any actions for temporary, preliminary, and permanent equitable relief.

Knowing and Voluntary Agreement.

I have read this Agreement carefully and understand all of its terms. I have had the opportunity to discuss this Agreement with my own attorney prior to signing it, and to make certain that I understand the meaning of the terms and conditions contained in this Agreement and fully understand the content and effect of this Agreement. In agreeing to sign this Agreement, I have not relied on any statements or explanations made by Raven, the Company, or all and each of their respective agents or attorneys except as set forth in this Agreement. I agree to abide by this Agreement.

Date___________________	__________________________________________________
[EMPLOYEE NAME]

Date___________________	RAVEN INDUSTRIES, INC.

By _______________________________________

Its _______________________________________

REST OF PAGE INTENTIONALLY LEFT BLANK

Exhibit B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Raven Industries, Inc., its subsidiaries, or any of their respective successors or assigns (together, the “Company”).

I further certify that I have complied and will continue to comply with all the terms of my Second Amended and Restated Employment Agreement with the Company (the “Employment Agreement”), including, without limitation, those pertaining to non-competition, non-solicitation, Confidential Information, and the reporting of any Inventions.

Without limiting the generality of the preceding paragraph, I will, in accordance with the Employment Agreement, preserve as confidential all Confidential Information (as defined in the Employment Agreement) and any Third Party Confidential Information (as defined in the Employment Agreement) that the Company has an obligation to maintain in confidence.

Dated:________________

___________________________
Signature

___________________________
Name of Employee (typed or printed)